October 15th, 2006

Douglas Lake Minerals Inc.
Suite 500 - 602 West Hastings Street
Vancouver BC Canada
V6B 1P2

Dear Sirs,

I hereby resign as a Director of the Corporation, effective forthwith.

Very truly yours,

Kal Matharu